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                                                               EXHIBIT 23

                           CONSENT OF INDEPENDENT AUDITORS
                           -------------------------------


To the Trustees
EDS Deferred Compensation Plan:


We consent to the incorporation by reference in Registration Statement No. 33-36443 on Form S-8 of General Motors Corporation of our report dated June 3, 1994 relating to the statements of net assets available for benefits of the EDS Deferred Compensation Plan as of December 31, 1993 and 1992, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules, which report appears in the December 31, 1993 annual report on Form 11-K of the EDS Deferred Compensation Plan filed by General Motors Corporation.





s/KPMG PEAT MARWICK
KPMG PEAT MARWICK


Dallas, Texas
June 28, 1994




































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